Exhibit 99.1

THE TILE SHOP REPORTS FIRST QUARTER 2015 RESULTS

— 13.3% Sales Growth —
— 4.5% Comparable Store Sales Growth —
— 3.4% Operating Income Growth —
— 20.1% Adjusted EBITDA Margin, 6.2% Adjusted EBITDA Growth —
— $18.4 Million (20%) Reduction of Debt —

MINNEAPOLIS – April 21, 2015 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its first quarter ended March 31, 2015.

Net sales grew 13.3% to $73.0 million for the quarter ended March 31, 2015 compared with $64.4 million for the first quarter of 2014. The $8.6 million increase in sales was due to incremental net sales of $5.7 million from stores not included in the comparable store base, while comparable store sales increased 4.5% or $2.9 million in the quarter.

“We are pleased to report a strong first quarter that signals solid early returns on our key initiatives,” said Chris Homeister, CEO.  “Positive comparable store sales growth, continued gross margin strength, working capital management, strong operating cash flow, improvement in key talent metrics and sound expense control all contributed to strong bottom line results in the quarter.”

Gross margin was 69.9% for the quarter compared with 69.8% for the first quarter of 2014.

Selling, general and administrative costs for the first quarter were $43.8 million compared with $38.0 million for the first quarter of 2014. The majority of the $5.8 million increase was driven by the costs associated with opening and operating new stores, as first quarter ending store count increased from 93 to 109, a 17.2% increase from the prior year. Additional SG&A growth drivers included increased advertising costs and variable compensation associated with increased sales.

The Company opened two new stores in the first quarter of 2015, each of which were in new markets (Tampa, FL and Altamonte Springs, FL). The Company now has 109 locations in 31 states.

Non-GAAP Information

The Company presents non-GAAP net income and Adjusted EBITDA to provide useful information to investors regarding the Company’s normalized operating performance.

On a non-GAAP basis, net income for the quarter was $4.0 million, compared to $4.4 million in the comparable prior year period. Non-GAAP earnings per diluted share for the quarter ended March 31, 2015 were $0.08. Non-GAAP earnings per diluted share for the quarter ended March 31, 2014 were $0.09.

See the “Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP net income.

Non-GAAP Net Income ($ in thousands, except share and per share data)	Three months ended March 31,
	2015	2014

Reported income before income taxes	$6,421	$6,181
Special charges	514	1,128
Non-GAAP net income before taxes	6,935	7,309
Provision for income taxes	(2,984)	(2,924)
Non-GAAP net income	$3,951	$4,385

Weighted average basic shares outstanding	51,125,221	51,000,100
Weighted average diluted shares outstanding	51,163,963	51,356,504
Basic earnings per share	$0.08	$0.09
Diluted earnings per share	$0.08	$0.09

For the first quarter of 2015, adjusted EBITDA was $14.7 million compared with $13.8 million for the first quarter of 2014, representing 6.2% growth. The Company’s Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization, stock based compensation, and other special, non-recurring charges including investigation and litigation costs, as further described in “Non-GAAP Financial Measures” below. See the “Adjusted EBITDA” table and “Non-GAAP Financial Measures” section below for a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA ($ in thousands)	Three months ended March 31,
	2015	2014

Net income	$3,659	$3,709
Interest expense	803	711
Income taxes	2,762	2,472
Depreciation and amortization	5,649	4,411
Special charges	514	1,128
Stock-based compensation	1,305	1,397
Adjusted EBITDA	$14,692	$13,828

Financial Guidance

The Company is reaffirming expectations for full year 2015 based on past performance, anticipated new store openings and current economic conditions.

For the full year ending December 31, 2015 the Company expects:

($ in millions, except per share data)	2015	2014
Net sales	$275 - $290	$257.2
Comparable store sales change	low single digits	(0.4%)
Gross Margin % of Net Sales	69% to 70%	69.6%
Depreciation & Amortization	approx. $23	$19.9
Stock Based Compensation	approx. $5	$4.6
Effective Tax Rate	approx. 41%	41%
Adjusted Earnings Per Share	$0.27 to $0.33	$0.23
Adjusted EBITDA	$54 - $60	$47.5
Fully diluted shares outstanding	approx. 51 million	51 million
New stores	8 to 10	19
Capital Expenditures	$17 to $20	$41.2

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 9:00 a.m. Eastern Time on Tuesday, April 21, 2015. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597, or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations website at www.tileshop.com.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and Tile Shop

The Company is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Company offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Company currently operates 109 stores in 31 states, with an average size of 22,100 square feet. The Company also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting interest expense, income taxes, depreciation and amortization, stock based compensation and other special, non-recurring charges including investigation and litigation costs. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Non-GAAP net income excludes the special, non-recurring charges including investigation and litigation costs, and is net of tax.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance (including the financial performance of new stores). Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in thousands, except share data)
(Unaudited)

	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$8,959	$5,759
Trade receivables, net	2,264	1,712
Inventories	63,466	68,857
Income tax receivable	1,192	4,937
Deferred taxes and other current assets, net	7,254	7,268
Total current assets	83,135	88,533
Property, plant and equipment, net	137,658	139,294
Deferred taxes and other assets, net	25,122	24,363
TOTAL ASSETS	$245,915	$252,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,233	$13,759
Income tax payable	3,186	-
Other accrued liabilities	23,192	18,393
Total current liabilities	38,611	32,152
Long-term debt, net	70,150	88,525
Capital lease obligation, net	858	890
Deferred rent	34,029	33,163
Other long-term liabilities	3,598	3,765
TOTAL LIABILITIES	147,246	158,495

Stockholders’ equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,315,047 and 51,314,005 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	175,686	174,371
Accumulated deficit	(77,022)	(80,681)
Total stockholders’ equity	98,669	93,695
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$245,915	$252,190

Tile Shop Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
($ in thousands, except share, and per share data)
(Unaudited)
($ in thousands, except per share data)	Three months ended March 31,
	2015	2014
Net sales	$72,963	$64,379
Cost of sales	21,992	19,446
Gross profit	50,971	44,933
Selling, general and administrative expenses	43,776	37,972
Income from operations	7,195	6,961
Interest expense	803	711
Other income (expense)	29	(69)
Income before income taxes	6,421	6,181
Provision for income taxes	(2,762)	(2,472)
Net income	$3,659	$3,709

Earnings per common share:

Basic	$0.07	$0.07
Diluted	$0.07	$0.07

Weighted average shares outstanding:

Basic	51,125,221	51,000,100
Diluted	51,163,963	51,356,504

Rate Analysis

Tile Shop Holdings, Inc. and Subsidiaries
Rate Analysis
(Unaudited)

	Three months ended March 31,
	2015	2014
Gross margin rate	69.9%	69.8%
SG&A expense rate	60.0%	59.0%
Income from operations margin rate	9.9%	10.8%
Adjusted EBITDA margin rate	20.1%	21.5%

Contacts:

Investors and Media:

Adam Hauser

763-852-2950

investorrelations@tileshop.com